Kline Law Group, PC

15615 Alton Pkwy, Suite 450

Irvine, CA 92618

January 8, 2026

Farmhouse, Inc.

548 Market Street Suite 90355
San Francisco, CA 94104

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Farmhouse, Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company of an aggregate of 80,500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), consisting of (i) 500,000 shares issued to GHS Investments, LLC (“GHS”) upon execution of an Equity Financing Agreement dated November 5, 2025, and (ii) 80,000,000 shares that may be sold to GHS from time to time pursuant to that agreement, all of which are being registered under a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

For purposes of rendering this opinion, we have examined originals or copies of such corporate records, agreements, documents, and other instruments as we have deemed necessary or appropriate. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, qualifications, and limitations set forth herein, and based upon our review of the applicable provisions of the Nevada Revised Statutes and other applicable Nevada law, we are of the opinion that the Shares have been duly authorized, legally issued, fully paid, and non-assessable.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

KLINE LAW GROUP, PC

/s/ Scott C. Kline
Scott C. Kline